                                                                  Exhibit  10.1













===============================================================================

                  AMENDED AND RESTATED POWER PURCHASE AGREEMENT

                                     BETWEEN

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                                       AND

                             CEDAR BRAKES IV, L.L.C.

                                      dated
                                      as of

                                  May 23, 2001


===============================================================================

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----
ARTICLE XVI  ENTIRE AGREEMENT.....................................28
ARTICLE XVII  ASSIGNMENT/TRANSFER.................................28
ARTICLE XVIII  CURE BY FINANCIER..................................29
ARTICLE XIX  FINANCIER SECURITY AGREEMENTS........................30
ARTICLE XX  CHOICE OF LAW.........................................30
ARTICLE XXI  CAPTIONS.............................................31
ARTICLE XXII  COUNTERPARTS........................................31
ARTICLE XXIII  MISCELLANEOUS......................................31
ARTICLE XXIV  RESERVATIONS........................................32
ARTICLE XXV  SURVIVAL OF OBLIGATIONS..............................32
ARTICLE XXVI  NOTICES.............................................32
ARTICLE XXVII  RELEASE............................................34

Exhibit 1  Annual Energy Deliveries
Exhibit 2  Contract Rates
Exhibit 3  Delivery Point Adjustment

                  AMENDED AND RESTATED POWER PURCHASE AGREEMENT

         This Amended and Restated Power Purchase Agreement ("Amended Agreement") is made and entered into this 23rd day of May, 2001 by and between Public Service Electric and Gas Company, a New Jersey corporation ("PSE&G") and Cedar Brakes IV, L.L.C., a Delaware limited liability company (the "Seller") (each individually referred to as a "Party" and collectively as "Parties").

                                    RECITALS

         WHEREAS, PSE&G is a public utility as defined in N.J.S.A. 48:2-l3 and, as such, is required by applicable statutes and regulations to furnish safe, adequate and proper service to its customers and further, to have and maintain its property, plant and equipment in such condition as to enable it to do so;

         WHEREAS, PSE&G is a member of the PJM Interconnection, L.L.C. ("PJM");

         WHEREAS, PJM operates a fully coordinated power pool pursuant to an agreement (the "PJM Operating Agreement") executed by and among its members;

         WHEREAS, PSE&G and Camden Cogen L.P. ("Camden") are parties to a Power Purchase and Interconnection Agreement dated April 15, 1988, as amended by the First Amendment dated June 12, 1990 and the Second Amendment thereto dated August 21, 1990 (together referred to as the "Camden Original Agreement"), providing for the interconnection of the Camden Facility with PSE&G and the sale by Camden and the purchase by PSE&G of the output of the cogeneration facility located in Camden. New Jersey (the "Camden Facility");

         WHEREAS, PSE&G and Cogen Technologies NJ Venture ("Bayonne") are parties to a Power Purchase and Operations Coordination Agreement dated June 5, 1989 (together referred to as the "Bayonne Original Agreement"), providing for the interconnection of the Bayonne Facility with PSE&G and the sale by Bayonne and the purchase by PSE&G of part of the output of the cogeneration facility located in Bayonne, New Jersey (the "Bayonne Facility");

         WHEREAS, the Camden Original Agreement and the Bayonne Original Agreement were entered into by PSE&G pursuant to its obligations under the Public Utility Regulatory Policies Act of 1978 ("PURPA") and were approved by the New Jersey Board of Public Utilities ("NJBPU") by orders dated June 29, 1989, October 2, 1990, and August 4, 1989;

         WHEREAS, New Jersey's Electric Discount and Energy Competition Act, N.J. 208th Legislature, Assembly, No. 16 ("the New Jersey Competition Act") and certain orders of the NJBPU encourage the mitigation of above-market costs of long-term power purchase agreements with non-utility generators to effect rate payer savings;

         WHEREAS, PSE&G, Camden and Bayonne desire to amend and restate the Camden Original Agreement and the Bayonne Original Agreement to, among other things, entitle PSE&G to a Restructuring Credit in respect of the amounts of energy and capacity sold under the Camden Original Agreement and the Bayonne Original Agreement, and to provide for Seller to supply energy and capacity from sources other than the Camden Facility and Bayonne Facility; and

         WHEREAS, Camden and Bayonne intend to transfer and/or assign their rights and obligations under the Camden Original Agreement and the Bayonne Original Agreement to Seller as a condition to the effectiveness of this Amended Agreement.

         NOW, THEREFORE, in consideration of the recitals and mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         The following terms when used herein with capitalization shall have the following meanings, unless a different meaning shall be expressly stated:

         "AAA" shall mean American Arbitration Association as defined and described in Article XV.

         "Alternate Delivery Point" means any Delivery Point other than the Camden Facility Interconnection Point or, at any time until and including October 31, 2008, the Bayonne Facility Interconnection Point.

         "Amended Agreement" means this Amended and Restated Power Purchase Agreement between Seller and PSE&G.

         "Annual Quantity" means an annual quantity of Energy to be delivered hereunder in each calendar year as set forth in Exhibit 1. The Annual Quantity for the calendar year ending on December 31, 2001 shall be prorated based on the Effective Date.

         "Annual Shortfall Credit" means the credit calculated in accordance with Article V(E) of the Amended Agreement.

         "Bayonne Delivery Point" means the existing point of physical connection of the Bayonne Facility to the Public Service System as further defined in the Interconnection Agreement for the Bayonne Facility.

         "Bayonne Facility" means the gas-fired combined cycle power plant together with the Bayonne Substation Facility and all appurtenant structures and equipment that, Bayonne owns/leases, operates and maintains, for the purpose of generating electricity, steam and/or other forms of useful thermal energy output.

         "Bayonne Substation Facility" has the meaning set forth in the Bayonne Interconnection Agreement.

         "Blended Locational Marginal Price" for any hour equals (1) until and including October 31, 2008, 78% of the real-time locational marginal price at the Camden Delivery Point for the hour plus 22% of the real-time locational marginal price at the Bayonne Delivery Point for the hour and (2) thereafter the real-time locational marginal price at the Camden Delivery Point for the hour.

         "Camden Delivery Point" means the existing point of physical connection of the Facility to the Public Service System as further defined in the Interconnection Agreement for the Camden Facility.

         "Camden Facility" means the gas-fired combined cycle power plant together with the Substation Facility and all appurtenant structures and equipment that Camden owns/leases, operates and maintains, for the purpose of generating electricity, steam and/or other forms of useful thermal energy output.

         "Camden Substation Facility" has the meaning set forth in the Camden Interconnection Agreement.

         "Capacity" has the meaning in Article II(C).

         "Contract Rate" means the applicable rate in dollars per MWh set forth in Exhibit 2 to this Amended Agreement.

         "Curtailed Energy Deliveries" has the meaning in Article V(D).

         "Delivery Point" means any of: (i) the Camden Delivery Point; (ii) until and including October 31, 2008, the Bayonne Delivery Point; or (iii) any alternate point of delivery in the PJM System of which Seller notifies PSE&G (any of which is referred to herein as the "Delivery Point").

         "Delivery Point Adjustment" means the adjustment to the Contract Rate to be made pursuant to Article IV(B) of the Amended Agreement and calculated in accordance with Exhibit 3.

         "Eastern Prevailing Time" means Eastern Standard Time or Eastern Daylight Savings Time, as applicable, in New York, New York.

         "Effective Date" has the meaning in Article III(A).

         "Energy" means electric energy measured in kilowatt-hours (or megawatt-hours), sixty hertz, balanced three phase alternating current at the nominal voltage of the Delivery Point.

         "FERC" means the Federal Energy Regulatory Commission.

         "Financial Settlement Energy" has the meaning given in Article VI(B).

         "Financial Settlement Notice" has the meaning given in Article VI(B).

         "Financial Settlement Price" has the meaning given in Article VI(B).

         "Financier" or "Lender" means any individual(s) or entity(ies) and any representative(s) or trustee(s) for any such individual(s) or entity(ies)): (i) providing financing to El Paso Merchant Energy Holding Company or Seller or any entity controlling, controlled by or under common control with such entity, in respect of the transactions in this Amended Agreement, the Camden Interconnection Agreement, the Bayonne Interconnection Agreement and the corresponding PJM Interconnection Service Agreement(s), including without limitation in the form of (a) term or interim debt or subordinated debt financing; (b) the establishment and/or maintenance of working capital requirements; and/or (c) any refinancing or take-out of any such loan(s); and/or
(ii) participating as an equity investor in such transactions; and/or (iii) any lessor under a lease finance arrangement.

         "Hourly Shortfall" has the meaning given in Article V(E) of the Amended Agreement.

         "Hourly Shortfall Credit" means the credit calculated in accordance with Article V(E) of the Amended Agreement.

         "Interconnection" means the physical facilities interconnecting the Camden Facility or the Bayonne Facility, as the case may be, with the Public Service System as further described in the applicable Interconnection Agreement.

         "Interconnection Agreements" means the Interconnection Agreement between PSE&G and Camden and the Interconnection Agreement between PSE&G and Bayonne providing for the Interconnection of the Camden Facility or the Bayonne Facility, as the case may be, with the Public Service System.

         "Loan Agreement" means any agreement with one or more Lenders pursuant to which debt and/or equity financing is obtained by or on behalf of Seller.

         "Make-up Energy Deliveries" has the meaning in Article V(D).

         "Month" means the calendar Month commencing at 12:00.01 a.m. Eastern Prevailing Time on the first day of the calendar Month and concluding at midnight Eastern Prevailing Time on the final day of the same calendar Month.

         "NERC" means North American Electric Reliability Council or any successor thereto.

         "Net Electrical Power Output" means Energy generated by the Camden Facility or the Bayonne Facility, as the case may be, less energy consumed by the auxiliary load of the Camden Facility or the Bayonne Facility, as the case may be.

         "NJBPU" shall mean the New Jersey Board of Public Utilities.

         "NJBPU Order" has the meaning in Article III(B).

         "Non-Summer Hourly Minimum" means a quantity of Energy equal to (1) 50 MWh per hour until and including October 31, 2008, and (2) thereafter, 39 MWh per hour.

         "Non-Summer On-Peak Minimum Quantity" means a quantity of Energy equal to (1) 460,445 MWh until and including October 31, 2008, and (2) thereafter, 359,147 MWh.

         "OATT" means the Open Access Transmission Tariff filed by PJM with the FERC on July 14, 1997, in Docket No. OA97-261-000 as amended effective April 1, 1998, as further amended modified or superseded from time to time, under which transmission service is provided within the PJM Control Area.

         "Off-Peak Hour" means an hour occurring in the Off-Peak Period.

         "Off-Peak Period" means all other hours of a week exclusive of the On-Peak Period.

         "On-Peak Hour" means an hour occurring in the On-Peak Period.

         "On-Peak Period" means the period commencing with hour beginning 0700 through hour ending 2300 (Eastern Prevailing Time) Monday through Friday, excluding NERC holidays.

         "Party" has the meaning given in the introductory paragraph of this Amended Agreement.

         "PJM Interconnection Service Agreement" means the PJM Interconnection Service Agreement between PJM and Camden and between PJM and Bayonne regarding interconnection under Part IV of the OATT.

         "PJM Operating Agreement" means the agreement governing the PJM Interconnection, L.L.C. dated June 2, 1997, as amended December 31, 1997, as in effect from time to time, together with all amendments and supplements thereto.

         "PJM System" means Transmission Facilities under which transmission service is provided within the PJM Control Area, as each such term is defined in the PJM Operating Agreement.

         "PJM Tariff" means the PJM Open Access Transmission Tariff.

         "Public Service System" means the transmission, subtransmission and distribution facilities owned, operated and maintained by PSE&G, including the Interconnection.

         "PURPA" shall have the meaning set forth in the fifth whereas clause hereof.

         "RAA" means the PJM Reliability Assurance Agreement dated June 2, 1997, as in effect from time to time, together with all amendments and supplements thereto.

         "Scheduled Delivery Shortfall Credit" means the credit calculated in accordance with Article V(E) of the Amended Agreement.

         "Seasonal Shortfall" has the meaning given in Article V(E) of the Amended Agreement.

         "Seasonal Shortfall Credit" means the credit calculated in accordance with Article V(E) of the Amended Agreement.

         "Summer Hourly Minimum" means a quantity of Energy equal to (1) 165 MWh until and including October 31, 2008, and (2) thereafter, 130 MWh.

         "Summer On-Peak Minimum Quantity" means a quantity of Energy equal to
(1) until and including October 31, 2008, 185 MWh per hour multiplied by the number of On-Peak Hours during the Summer Period and (2) thereafter 144 MWh per hour multiplied by the number of On-Peak Hours during the Summer Period.

         "System Emergency" means the existence of a physical or operational condition and/or the occurrence of an event on the Public Service System (or PJM System) which in PSE&G's judgment is: (i) imminently likely to endanger life or property; or (ii) impairs and/or imminently will impair: (a) PSE&G's ability to discharge its statutory obligation(s) to provide safe, adequate and proper service to its customers; and/or (b) the safety and/or reliability of the Public Service System (or PJM System). System Emergency shall include a minimum generation emergency declaration by PJM that meets the requirements specified in the previous sentence if PSE&G treats Seller equally with all other generation under contract with PSE&G (except for Small Power Producers as defined in PURPA) on the Public Service System.

                                   ARTICLE II

                       GENERAL CONDITIONS OF DELIVERY AND
                   ACCEPTANCE OF ELECTRIC ENERGY AND CAPACITY

         Seller agrees to deliver and PSE&G agrees to accept, during the term of this Amended Agreement, Energy and Capacity delivered by Seller, subject to and in accordance with the terms of this Amended Agreement. Seller may provide Energy and Capacity to PSE&G, at Seller's sole option, from any source of supply including the Camden Facility, the Bayonne Facility or other sources. Bayonne and Camden, respectively, shall have the right to sell all or a portion of the Net Electrical Power Output of the Bayonne Facility and the Camden Facility respectively, to any third party purchaser without prior notice thereof to PSE&G, subject to Article II(E) below.

                                   SECTION A
                               STATUS OF FACILITY

         Seller's and PSE&G's obligations under this Amended Agreement are expressly not conditioned on the maintenance of the "qualifying facility" ("QF") status of either the Bayonne Facility or the Camden Facility under PURPA and this Amended Agreement shall remain binding upon the Parties without regard to whether the Bayonne Facility or the Camden Facility is or remains a QF. Seller shall have no obligation to maintain such QF status. Seller, on behalf of itself and any successor owner of the

Camden Facility or the Bayonne Facility, hereby waives and agrees not to exercise any rights it may have under PURPA to require the purchase by PSE&G of the Net Electrical Power Output of the Camden Facility or the Bayonne Facility.

                                   SECTION B
                                 SALE OF ENERGY

         Seller will sell and deliver to PSE&G Energy that is scheduled and delivered by Seller in accordance with Article V, and PSE&G will purchase and accept delivery of such Energy at the Delivery Point(s). The Annual Quantities of Energy that Seller may schedule and deliver in each calendar year of the Amended Agreement commencing with the Year 2001 are set forth in Exhibit 1. The Annual Quantity applicable to the initial calendar year of the Term of this Amended Agreement (if a partial calendar year) shall be adjusted by multiplying the applicable Annual Quantity for such year times the number of days in such partial calendar year divided by 365 days.

                                   SECTION C
                                SALE OF CAPACITY

         Seller shall arrange for capacity credits applicable to the PJM Control Area (as defined in the PJM Open Access Tariff) to be made available to PSE&G from Capacity Resources (as defined in the RAA) ("Capacity"), which may include at Seller's option capacity provided by the Camden Facility, the Bayonne Facility or from other sources of such capacity such that PSE&G shall be credited by PJM with at least one hundred and eighty-nine (189) MW per day of such Capacity credits through October 31, 2008 and at least one hundred forty-nine (149) MW per day of such Capacity credits from November 1, 2008 through the end of the Term. Seller shall take all necessary steps utilizing PJM's "eCapacity" mechanism, or as otherwise may be required by PJM, such that PSE&G's account with PJM shall reflect such Capacity credits as of the effective date of this Amended Agreement and at all times throughout the term hereof. PSE&G agrees to cooperate with Seller in making any submittals required by PJM.

         The amount of Capacity credits to be provided to PSE&G above is based on the methodology currently specified in the RAA. If such methodology is no longer used by PJM, the minimum quantity of Capacity credits Seller is required to provide hereunder (restated in terms of the new unit of measurement) shall be calculated based upon the operation of the Facility during the twelve (12) Month period from January 1, 1998, through December 31, 1998 or such shorter period ending as of December 31, 1998, as may be specified in the new measurement methodology. If the RAA and the PJM Operating Agreement no longer require PSE&G to obtain such Capacity credits, Seller shall provide Capacity to PSE&G in an amount equal to the amount specified in the measurement methodology in effect immediately prior to the cancellation of such requirement.

                                   SECTION D
                       EXCEPTIONS TO OBLIGATION TO ACCEPT
                               ENERGY AND CAPACITY

         Notwithstanding the above, and without derogating from the provisions of Article XI of this Amended Agreement, PSE&G shall be excused from accepting all or a portion of Seller's Energy and Capacity in the event of a System Emergency, if such purchases would contribute to such System Emergency.

         Where practicable, PSE&G shall give Seller advance notice of any interruption, curtailment or reduction effected pursuant to this Article, the circumstances requiring or necessitating the interruption, curtailment or reduction of PSE&G's acceptance of Energy and Capacity and, if able, the reasons therefor, and the extent and duration thereof. In the event PSE&G is unable, for any reason, to give Seller advance notice of such an interruption, curtailment or reduction of such acceptance of the Energy and Capacity, PSE&G shall, as soon thereafter as practicable, contact Seller to confirm such interruption, curtailment or reduction, explaining the circumstances requiring or necessitating the interruption, curtailment or reduction, and, if able, furnish the reasons therefor and the extent and duration thereof. At Seller's request, PSE&G shall provide written notice to Seller explaining the circumstances requiring or necessitating any interruption, curtailment or reduction of service effective pursuant to this Article. PSE&G will promptly notify Seller when the reason for the interruption, curtailment or reduction no longer exists and shall promptly resume the acceptance of the Energy and Capacity.

         In the event acceptance of the Energy and Capacity is interrupted, curtailed or reduced by PSE&G for any reason specified in this Article II(D), PSE&G agrees to use its best efforts (consistent with PSE&G's existing obligations to restore service to its retail and wholesale customers) to correct any condition and to restore acceptance of such power upon the cessation of any System Emergency. Seller expressly agrees that PSE&G is not liable for damages of any kind to Seller or any third party due to PSE&G's failure to accept the Energy and Capacity for any of the reasons expressed above.

                                   SECTION E
                             DISTRIBUTION SURCHARGES

         Seller shall reimburse PSE&G for the amount of any Distribution Surcharges, as defined below, not paid to PSE&G in respect of the Net Electrical Power

Output of the Camden Facility or the Bayonne Facility, as the case may be, because of an exemption from such Distribution Surcharges pursuant to Section 28 of the New Jersey Competition Act. For purposes of the foregoing provision, the term, "Distribution Surcharges" shall mean the following charges individually or in any combination: (i) the societal benefits charge or its equivalent, imposed pursuant to Section 12 of the New Jersey Competition Act; (ii) the market transition charge or its equivalent, imposed pursuant to Section 13 of the New Jersey Competition Act; and (iii) the transition bond charge or its equivalent, imposed pursuant to Section 18 of the New Jersey Competition Act. Upon request by PSE&G, Seller shall provide PSE&G with data demonstrating the Net Electrical Power Output of the Camden Facility and the Bayonne Facility for a given calendar year and the amount of such Net Electrical Power Output sold to a customer of Seller, Bayonne or Camden for which the exemption from Distribution Surcharges under Section 28 of the New Jersey Competition Act, has been claimed.

                                   SECTION F
                               ANCILLARY SERVICES

         Seller shall have no obligation to provide ancillary services to PSE&G under the Amended Agreement.

                                  ARTICLE III

                               TERM; EFFECTIVENESS

                                   SECTION A
                                      TERM

         This Amended Agreement shall become effective (the "Effective Date") upon the later to occur of (i) the last date upon which all of the conditions precedent set forth in Article III(B) below are satisfied or waived and (ii) September 5, 2001. This Amended Agreement shall remain in effect through and including March 5, 2013, except as otherwise provided herein.

                                   SECTION B
                              CONDITIONS PRECEDENT

         The following shall be conditions precedent to the effectiveness of this Amended Agreement (i)(a) issuance by the NJBPU of an order ("NJBPU Order") finding that this Amended Agreement is reasonable and prudent, and that PSE&G will be able to fully and timely recover from its rate payers all costs and charges to be paid by PSE&G hereunder for Capacity and Energy purchased pursuant to this Amended Agreement, and such NJBPU Order is issued without conditions or is otherwise deemed acceptable to the

Parties in their reasonable discretion and (b) the expiration of all relevant notice and appeal periods and the filing of all other notices and obtaining of all other approvals required under New Jersey law; (ii) amendment, modification or replacement of the existing Gas Service Agreement between PSE&G and Camden dated May 15, 1991, as amended by the First Amendment dated November 1, 1991 on mutually acceptable terms and the receipt of any required regulatory approvals;
(iii) (a) issuance of a FERC order ("FERC Order"), if required, accepting for filing pursuant to Section 205 of the Federal Power Act a rate schedule providing for Seller to make sales of energy and capacity for resale in interstate commerce as contemplated herein and granting waivers of regulation under the Federal Power Act routinely granted by FERC to sellers of electricity which market power, and such FERC Order is to be issued without conditions, or subject to such conditions as are reasonably acceptable to Seller; and (b) if required, the expiration or all relevant notice and appeal periods and the filing of all other notices and obtaining of all other approvals required under federal law; (iv) approval of the transactions contemplated by this Amended Agreement by the Lenders, (v) approval of the Board of Directors of El Paso Corporation and PSE&G, if required, (vi) receipt by PSE&G from Camden and by Camden from PSE&G of a mutual waiver and release of any claims arising under the Camden Original Agreement prior to the effective date of this Amended Agreement, including but not limited to claims or liability for breach of contract or contract defaults and a release of the mortgage held by PSE&G on the Camden Facility, (vii) receipt by PSE&G from Bayonne and by Bayonne from PSE&G of a mutual waiver and release of any claims arising under the Bayonne Original Agreement prior to the effective date of this Amended Agreement, including but not limited to claims or liability for breach of contract or contract defaults,
(viii) following a restructuring of the ownership of Camden and Seller which causes the interest therein to be held by entities that are disregarded for federal income tax purposes, the transfer and/or assignment of Camden's rights and obligations under the Camden Original Agreement to Seller, (ix) following a restructuring of the ownership of Bayonne and Seller which causes the interest therein to be held by entities that are disregarded for federal income tax purposes, the transfer and/or assignment of Bayonne's rights and obligations under the Bayonne Original Agreement to Seller; and (x) closing of the transactions contemplated by the Loan Agreements and availability of proceeds to be obtained thereunder.

         Upon satisfaction or waiver of the last such condition precedent to be satisfied, the Parties shall promptly affirm in writing that all conditions precedent have been satisfied. In the event the conditions precedent are not satisfied, or waived (in the case of (vi) above) by the Party responsible for obtaining them, within 360 days of execution of this Amended Agreement, either Party at its option may notify the other Party of its election to terminate this Amended Agreement and upon receipt of such notice, this Amended Agreement shall be terminated.

                                   SECTION C
                              RESTRUCTURING CREDIT

         In consideration of the amendment of the Original Camden Agreement and the Original Bayonne Agreement by PSE&G, Seller shall within two Business Days after the Effective Date pay to PSE&G the amount of $64 million by check or wire transfer in next-day funds; provided however that the amount of the foregoing payment shall be reduced by $28,266 per day for each day ($859,758 per month) that the Effective Date occurs after September 5, 2001. Until such funds have been delivered to PSE&G, Seller may not deliver Energy under this Amended Agreement.

                                   ARTICLE IV

                      PURCHASE PRICE AND PAYMENT CONDITIONS

                                   SECTION A
                            ENERGY AND CAPACITY RATES

         The rates payable by PSE&G for Energy and Capacity delivered or deemed delivered during the term of this Amended Agreement are set forth in Exhibit 2. The payment for Energy and Capacity shall be calculated based on delivery of Energy by Seller as scheduled by Seller in accordance with Article V, and shall be billed in accordance with Article VI.

                                   SECTION B
                             TRANSMISSION OF ENERGY

         Seller shall be responsible for arranging transmission of all Energy that is delivered to PSE&G and paying for all related transmission charges and congestion costs to each Delivery Point. If during any hour during a Month, either (1) Energy is delivered to an Alternate Delivery Point or (2) the ratio of the quantity of Energy delivered to the Camden Delivery Point during the hour to the quantity of Energy delivered to the Bayonne Delivery Point during the same hour is not in the ratio of 78% to 22%, then a Delivery Point Adjustment shall be used to adjust the amount due for Energy delivered during such hour. The Delivery Point Adjustment shall be calculated in accordance with Exhibit 3.

                                   SECTION C
                                  BINDING RATE

         Each party, having entered into this Amended Agreement in good faith, hereby waives all rights on its part now or hereafter to undertake any proceeding for the purpose of having the purchase rate, as calculated in this Article IV of this Amended Agreement, set aside or adjusted as being unjust and unreasonable or as impairing or disallowing the full and timely recovery of any payment made by PSE&G under this Amended Agreement.

         PSE&G agrees to give notice to Seller of any challenge to the validity of this Amended Agreement in any regulatory or judicial proceeding, so as to permit Seller a reasonable opportunity to intervene in such proceeding, provided that the failure of PSE&G to give notice shall not be deemed a breach of this Amended Agreement so long as such failure was due to good faith error or omission. PSE&G further agrees to refrain from objecting or in any way opposing any application by Seller to intervene before any regulatory body or judicial forum, or otherwise fully participate before such body or forum, in which the validity or consequences of this Amended Agreement is subject to challenge. Seller and PSE&G further agree to use their best efforts to defend this Amended Agreement before such regulatory body or judicial forum.

                                   ARTICLE V

                         DELIVERY OF ENERGY AND CAPACITY

                                   SECTION A
                                   SCHEDULING

         Not later than three (3) business days prior to the commencement of each calendar month, Seller shall provide PSE&G with a non-binding schedule of proposed deliveries of Energy for each hour of the upcoming month (the "Monthly Schedule").

         Notwithstanding the quantities set forth in a Monthly Schedule, on the business day preceding the day of delivery of such Energy, Seller shall provide PSE&G with a final daily schedule for deliveries of Energy no later than the time that is one hour prior to the time that PJM requires submission of final schedules. The volumes set forth in the final daily schedules may vary from each other and from the volumes set forth in Monthly Schedules, provided that Seller shall not schedule for delivery in any calendar year, any amount which exceeds the annual quantities specified in Article II(B).

         In the event Seller fails to furnish a final daily schedule or a Monthly Schedule on or before the time specified in the second paragraph of this
Article V(A), the scheduled delivery of Energy shall be deemed to be that specified in the Monthly schedule last delivered by Seller.

         Any Monthly Schedule or final daily schedule shall be consistent with the requirements of this Article V.

                                   SECTION B
                                RATE OF DELIVERY

         Seller may deliver Energy and Financial Settlement Energy at a rate up to 200 MWh per hour until and including October 31, 2008, and 156 MWh per hour thereafter, provided that in any hour in which Make-up Energy deliveries are scheduled in accordance with Article V(D), the rate of delivery may be up to 250 MWh per hour until and including October 31, 2008 and 195 MWh per hour thereafter.

         Seller shall schedule and deliver Energy at the same delivery rate during all On-Peak Hours in any day and at the same delivery rate during all Off-Peak Hours in any day, provided that (i) the delivery rate for On-Peak Hours may vary from that for Off-Peak Hours in any day and (ii) the delivery rate for On-Peak Hours in any day may vary from that for On-Peak Hours in any other day.

                                   SECTION C
                            MINIMUM ENERGY DELIVERIES

         During the months of June, July, August and September of each year (the "Summer Period"), Seller shall schedule and deliver to PSE&G (1) at least the Summer Hourly Minimum during each hour of the Summer Period and (2) during the On-Peak Hours in the Summer Period an aggregate at least equal to the Summer On-Peak Minimum Quantity.

         During the period of the year which is not included in the Summer Period (the "Non-Summer Period"), Seller shall schedule and deliver to PSE&G (1) at least the Non-Summer Hourly Delivery during each hour in the Non-Summer Period and (2) during the On-Peak Hours of the Non-Summer Period an aggregate at least equal to the Non-Summer On-Peak Minimum Quantity.

         During each calendar year, Seller shall schedule and deliver to PSE&G an aggregate no greater than the Annual Quantity during all hours of the calendar year.

         The foregoing delivery amounts shall be prorated for any partial delivery period.

                                   SECTION D
                            MAKE-UP ENERGY DELIVERIES

         If Seller is unable to deliver Energy or PSE&G is unable to accept delivery of Energy which has been scheduled by Seller in accordance with Article V(A) above, due to an event of Force Majeure or due to the occurrence of an event set forth in

Article II(D) ("Curtailed Energy Deliveries"), Seller shall have the right, but not the obligation, to reschedule deliveries of make-up quantities of Energy equivalent to such Curtailed Energy Deliveries during comparable periods during the remainder of the Month in which the event occurred ("Make-up Energy Deliveries"). If Seller as unable to deliver Energy or PSE&G is unable to accept delivery of Energy which has been rescheduled by Seller in accordance with the immediately preceding sentence, Seller shall have the right, but not the obligation, to reschedule deliveries of make-up quantities of Energy equivalent to such undelivered Energy during comparable periods during the remainder of the Month in which the event occurred. If Seller is unable to reschedule such Energy due to an event of Force Majeure or due to the occurrence of an event set forth in Article II(D), Seller shall have the right (but not the obligation) to reschedule the delivery of such make-up Energy quantities in respect of the Curtailed Energy Deliveries during comparable periods during the immediately following Month. To the extent that Seller fails to (i) deliver scheduled quantities of Energy or (ii) in the case of Curtailed Energy Deliveries under
Article V(D), reschedule and deliver any such make-up quantities with respect to Curtailed Energy Deliveries in the immediately following Month, PSE&G may, but shall not be obligated to permit Seller to reschedule any such quantities which Seller seeks to deliver in any subsequent Month.

         For the purposes of this Article V(D), rescheduled Energy deliveries shall be deemed to be made during a comparable period if the rescheduled deliveries are effected during the hours in which the curtailments occurred (e.g., similar On-Peak Hours if the curtailment occurred during On-Peak Hours and similar Off-Peak Hours if the curtailment occurred during Off-Peak Hours).

                                   SECTION E
                 SELLER'S FAILURE TO DELIVER ENERGY AND CAPACITY

         If Seller fails for reasons other than a Force Majeure event or in the event of an occurrence described in Article II(D), to deliver all or part of the scheduled Energy at the Delivery Point, PSE&G may but shall not be required to permit Seller to reschedule delivery of such Energy. In the event that Seller fails to deliver all or part of the Energy scheduled for delivery hereunder or fails to schedule sufficient Energy to comply with Article V(C) hereunder, the payment to Seller with respect to the corresponding billing period shall be reduced by one or more of the following credits against the amount payable by PSE&G for the next succeeding Month; provided that (1) if the amount of the credit is greater than the amount payable by PSE&G for a single Month, the excess portion of the credit shall be applied to reduce the amount otherwise payable for Energy by PSE&G for subsequent Month(s), (2) the Scheduled Delivery Shortfall Credit and the Hourly Shortfall Credit shall be calculated after the end of each Month, (3) the Seasonal Shortfall Credit for the Summer Period shall be calculated during October and (4) the Seasonal Shortfall Credit for the Non-Summer Period and the Annual Shortfall Credit shall be calculated during January of each calendar year for the prior calendar year. These credits shall be calculated as follows:

         (i) Scheduled Delivery Shortfall Credit. If Seller fails to deliver any quantities of Energy scheduled for delivery under Article V(A) hereof, the Scheduled Delivery Shortfall Credit shall be determined by multiplying the shortfall in scheduled Energy deliveries by the difference (if positive) between (a) the amounts paid by PSE&G to third parties to procure energy to replace the scheduled Energy which Seller failed to deliver, using commercially reasonable efforts under the circumstances, less (b) the applicable Contract Rate for such Energy.

         (ii) Hourly Shortfall Credit. The Hourly Shortfall Credit shall equal, for each hour in which Seller fails to schedule at least the Summer Hourly Minimum or the Non-Summer Hourly Minimum, as the case may be, the shortfall in the scheduled Energy quantity (the "Hourly Shortfall") multiplied by the difference (if positive) between (a) the Blended Locational Marginal Price for the applicable hour less (b) the Contract Rate for such Energy.

         (iii) Seasonal Shortfall Credit. If Seller fails during any Summer Period or Non-Summer Period to schedule at least the Summer On-Peak Minimum or the Non-Summer On-Peak Minimum, as the case may be, in accordance with Article V(C) hereof, the Seasonal Shortfall Credit shall equal the shortfall in scheduled Energy quantities (the "Seasonal Shortfall") multiplied by the difference (if positive) between (a) the average of the Blended Locational Marginal Prices for the On-Peak Hours during the Summer Period or Non-Summer Period, as the case may be, less (b) the Contract Rate for such Energy; provided, however, that in calculating the Seasonal Shortfall Credit, the Seasonal Shortfall for a period shall be reduced by the amount of all Hourly Shortfalls during the period.

         (iv) Annual Shortfall Credit. If Seller fails during a calendar year to schedule at least the Annual Quantity during the calendar year, the Annual Shortfall Credit shall equal the amount, if any, of the shortfall in scheduled Energy quantities multiplied by the difference (if positive) between (a) the average of the Blended Locational Marginal Prices for all hours during the calendar year less (b) the Contract Rate for such Energy, provided, however, that in calculating the Annual Shortfall Credit, the amount of the shortfall in scheduled Energy quantities for the calendar year shall be reduced by the amount of (1) all Hourly Shortfalls during the year plus (2) all Seasonal Shortfalls during the year.

         (v) Capacity Credit. If Seller fails for reasons other than a Force Majeure or in the event of an occurrence described in Article II(D), during any Month to provide all or part of the Capacity to PSE&G pursuant to Article II(C) hereof, PSE&G shall use reasonable commercial efforts to purchase replacement capacity in the amount of such shortfall, and Seller will be obligated to reimburse PSE&G for all such replacement costs. In the event that PSE&G, in spite of using reasonable commercial efforts, is unable to replace such capacity shortfall, then the payments due to Seller in respect of that Month shall be reduced by a credit against the amount payable by PSE&G for the next succeeding Month in an amount equal to the deficiency charge, if any, or other charges, as applicable, payable by PSE&G as a direct result of Seller's failure to provide such Capacity.

         The foregoing liquidated damages shall be the sole damages to which PSE&G shall be entitled as the result of any failure by Seller to schedule or deliver Energy or to provide Capacity under this Agreement, subject to Articles X and XIV.

                                   SECTION F
                  PSE&G'S FAILURE TO ACCEPT DELIVERY OF ENERGY

         If PSE&G fails to accept deliveries of Energy scheduled by Seller in accordance with this Amended Agreement, for reasons other than a Force Majeure Event or due to the occurrence of an event excusing the acceptance of deliveries under Article II(D) hereof, PSE&G shall pay to Seller an amount equal to the difference, if positive, between (i) the amount payable by PSE&G to Seller under this Amended Agreement for such scheduled Energy which PSE&G failed to accept and (ii) the amount, if any, that Seller, using commercially reasonable efforts under the circumstances realizes through re-marketing of such Energy to persons other than PSE&G.

         The foregoing liquidated damages shall be the sole damages to which Seller shall be entitled as the result of any failure by PSE&G to accept Energy under this Agreement, subject to Articles X and XIV.

                                   ARTICLE VI

                               BILLING AND PAYMENT

                                   SECTION A
                                    STATEMENT

         PSE&G shall prepare and present to Seller, on or before the last day of the subsequent Month, a statement and payment for Energy and Capacity delivered to PSE&G during the Month in accordance with Article IV. Such statement shall indicate (1) the total MWhs of Energy delivered during the Month for both the On-Peak Period and the Off-Peak Period and the applicable Contract Rates, (2) any Delivery Point Adjustment applicable in respect of the prior Month, (3) any applicable credits, (4) the total amount of Financial Settlement Energy deemed to be delivered during the month and (5) the amount due to or from Seller in respect of Financial Settlement Energy.

         If the payment is not received by the due date specified above, PSE&G shall pay to Seller an interest charge on unpaid amounts which shall accrue daily from the due date until the date upon which payment is made at the then current late payment charge for commercial customers prescribed in PSE&G's Standard Terms and Conditions as may be amended from time to time.

         In the event Seller disputes any statement, Seller shall present the dispute in writing and submit supporting documentation to PSE&G within a thirty
(30) day period from receipt of such statement. Upon receipt of notice of the dispute and supporting documentation, PSE&G shall have thirty (30) days from receipt of such notice to resolve any dispute with Seller. In the event the dispute is not resolved within the thirty (30) day period, either party may submit the matter to arbitration for resolution in accordance with Article XV. The disputed amount of any statement disputed by Seller, in accordance with the provisions of this Article, which is ultimately determined to be due and owing by PSE&G to Seller, from the date originally due shall, until payment, accrue interest at the then current late payment charge for commercial customers prescribed in PSE&G's Standard Terms and Conditions as may be amended from time to time.

                                   SECTION B
                              FINANCIAL SETTLEMENT

         A "Financial Settlement Notice" is a written notice given by a Party to the other Party not later than one hour before PJM's deadline for next-day deliveries and specifying the hour(s) during which Energy will not be physically delivered under this Amended Agreement and an amount of Energy with respect to each specified hour

("Financial Settlement Energy"), which may not, together with the Energy delivered during such hour, exceed the maximum delivery rate specified in
Article V(B) for the hour permitted hereunder.

         If either Party gives a Financial Settlement Notice and the other Party agrees, then (1) quantities identified as Financial Settlement Energy shall not be scheduled or delivered as Energy hereunder during any hour specified in the Financial Settlement Notice provided Seller may in such hour schedule and deliver Energy in accordance with this Amended Agreement subject to the maximum delivery rates specified in Article V(B) and (2) all Financial Settlement Energy shall be deemed to have been scheduled, delivered and accepted for purposes of
(i)calculating the credits set forth in Article V(E) of this Amended Agreement and (ii) the maximum delivery rates specified in Article V(B) with Financial Settlement Energy offsetting and thereby reducing the amount of Energy that Seller is entitled to deliver within such delivery rates. The Financial Settlement Price for each MWh of Financial Settlement Energy relating to an hour specified in the Financial Settlement Notice shall equal the difference between
(1) the Contract Rate for the hour minus (2) the Blended Locational Marginal Price for the hour. If the Financial Settlement Price for Financial Settlement Energy relating to an hour is a positive amount, PSE&G shall pay Seller the Financial Settlement Price for each MWh of such Financial Settlement Energy. If the Financial Settlement Price for Financial Settlement Energy relating to an hour is a negative amount, Seller shall pay PSE&G an amount equal to the number of MWh of such Financial Settlement Energy times the Financial Settlement Price.

                                  ARTICLE VII

                                METERING/RECORDS

         Metering of Energy and Capacity when delivered from the Camden Facility or the Bayonne Facility shall be conducted in accordance with the applicable Interconnection Agreement and when delivered from other sources shall be conducted in accordance with the requirements of the PJM Operating Agreement, including with respect to verification of deliveries by or on behalf of Seller at the Delivery Points.

                                  ARTICLE VIII

                        USE OF THE PUBLIC SERVICE SYSTEM

         Except as otherwise provided in and pursuant to the terms and conditions of any applicable PSE&G tariff on file with the NJBPU or the FERC or the PJM Tariff, Seller shall not be permitted to use the Public Service System nor shall PSE&G be obligated to provide any service to Seller, other than as provided for in this Amended

Agreement and the Interconnection Agreements. Any rights to or interest in the Public Service System that Seller has or may claim as a result of this Amended Agreement shall cease or expire upon termination of this Amended Agreement.

                                   ARTICLE IX

                            DEDICATION OF FACILITIES

         No undertaking by PSE&G under any provision of this Amended Agreement shall constitute the dedication to Seller or to the public of the Public Service System.

                                   ARTICLE X

                                    LIABILITY

         Neither Party nor its officers, directors, partners, agents, servants, employees, affiliates, parent, subsidiaries or respective successors or assigns shall be liable to the other Party (except as provided for in Article V of this Amended Agreement or as otherwise provided for in this Amended Agreement) for claims for incidental, special, direct, indirect or consequential damages whether such damages claim is based on a cause of action based in warranty, negligence, strict liability, contract, operation of law or otherwise except where such claim for damages arises out of, relates to or results from the gross negligence of such Party or the willful disregard by a Party of its obligations under this Amended Agreement; provided, however, each Party shall have the right to seek to recover from the other Party direct damages upon the occurrence of an Event of Default under this Amended Agreement as defined in and which has been established pursuant to and in accordance with Article XIV of this Amended Agreement.

                                   ARTICLE XI

                                  FORCE MAJEURE

         An event of "Force Majeure" as used herein means an event beyond the reasonable control of the Party claiming Force Majeure which events may include but are not limited to: acts of God; strikes, lockouts or other similar such industrial disturbances; acts of the public enemy, wars, civil disturbances, blockades, military actions, insurrections or riots; landslides, floods, washouts, lightning, earthquakes, tornadoes, hurricanes, blizzards or other storms or storm warnings; explosions, fires, sabotage or vandalism; mandates, directives, orders or restraints of any governmental, regulatory or judicial body or agency (other than mandates, directives, orders or restraints either sought, approved or not contested by the party asserting Force Majeure or issued in any bankruptcy or insolvency proceeding for the relief the party asserting Force Majeure); any catastrophic physical failures or disruptions of the PJM transmission system; breakage, defects, malfunctioning, or accident to machinery, equipment, materials or lines of pipe or wires; freezing of machinery, equipment, materials or lines of pipe or wires; inability or delay in the obtaining of materials or equipment; inability to obtain or utilize any permit, approval, easement, license or right-of-way. The settlement of strikes, lockouts or other similar such industrial disturbances shall be entirely within the discretion of the Party directly affected. The requirement herein that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other similar such industrial disturbances when such course is, in the opinion of the Party directly affected, inadvisable.

         An event of Force Majeure shall not include (i) failures of the equipment of the Party claiming Force Majeure which are due to (a) wear and tear and (b) defects in manufacture, design or construction; (ii) any increase in the cost of electricity supplies or costs associated with transmission system operation, maintenance or congestion; (iii) unavailability of Capacity and/or Energy from any source, regardless of price, for delivery to the Delivery Point (except in the event of a System Emergency); (iv) interruption in service by a transmission provider unless; (a) the Party contracting with such transmission provider shall have made arrangements with such transmission provider for the firm transmission, as defined under the transmission provider's tariff, of the Energy to be delivered hereunder, and (b) such interruption is due to an emergency or to an event of force majeure as defined under the transmission provider's tariff; or (v) any change in economic conditions not caused by a Force Majeure event.

         In the event PSE&G or Seller is rendered unable, wholly or in part, by an event of Force Majeure, to perform any obligation it has under this Amended Agreement, it is agreed that, on PSE&G or Seller giving notice and full particulars of such event of Force Majeure to the other Party, as soon thereafter as practicable, the obligations of PSE&G or Seller, so far as they are affected by such event of Force Majeure, shall be suspended during the continuance of any inability or incapacity so caused, but for no longer period; provided however, neither Party shall be relieved from any obligation to make any payment to the other required under this Amended Agreement. PSE&G or Seller shall use best efforts to remedy the cause of the Force Majeure with all reasonable dispatch.

         Neither Party shall be liable to the other for any claim(s), loss(es), damage(s), liability(ies) or expense(s) sustained or incurred by PSE&G or Seller, arising out of, relating to, or resulting from PSE&G's or Seller's inability or incapacity to perform its obligations under this Amended Agreement due to any event of Force Majeure, as herein defined.

                                  ARTICLE XII

                                 INDEMNIFICATION

         Each Party shall indemnify and hold harmless the other Party and each and every of its officers, agents, servants and employees, its successors and assigns of, from and against any and all claims, demands and suits, actions, and liabilities, losses, damages, and/or judgments, which may arise therefrom, as well as against any fees, costs, charges or expenses which PSE&G or Seller, its officers, agents, servants and employees, its successors and assigns, incur in the defense of any such claims, suits, actions or similar such demands made or filed by any third-party, which in any manner arise out of, relate to, or result from negligence, strict liability or breach of this Amended Agreement by the indemnifying Party including but not limited to the design, construction, engineering, installation, operation, maintenance, repair, replacement, supervision, inspection, testing, protection, reinforcement, reconstruction, decommissioning, removal, use, control or ownership of its facilities.

         In case a claim is asserted or action brought against either Party as to which it believes it is entitled to indemnification under this Article XII, the party seeking indemnification shall promptly notify the other in writing of such claim or action. Prompt notice as contemplated in the preceding sentence shall mean such notice as would be required to enable the indemnitor to assert and prosecute appropriate defenses relative to such claim or such action in a timely fashion. If the Party seeking indemnification fails to give the other Party prompt notice of any claim or action as provided in this Paragraph, that Party shall have no obligation to indemnify pursuant to this Article XII. Upon receipt of such notice request for indemnification, that Party shall promptly make a determination of whether it believes it is required to indemnify and shall promptly notify the Party seeking indemnification in writing of that determination. If the Party to whom such notice and request is directed determines that it is required to indemnify the other Party pursuant to this
Article XII, it shall assume the defense of such claim or action, including the employment of counsel and shall assume thereafter the payment of all costs and expenses relative to the defenses of such claim or action. The non-indemnifying Party shall cooperate in all reasonable respects with the indemnifying Party in the defense of such claim or action. The non-indemnifying Party shall have the right, at its own expense, to employ separate counsel in any such action and to participate in the defense thereof. The indemnifying Party shall not be liable for any settlement of any such claim or action effected without its consent. Before settling any claim or action, the indemnifying Party shall demonstrate to the other that it has sufficient financial means or has made adequate arrangements to make all payments under any such settlement as and when due.

                                  ARTICLE XIII

                                   WARRANTIES

         Seller warrants and shall be obligated to supply to the Delivery Points Energy and Capacity free and clear of any liens and/or adverse claims which might attach to said Energy and Capacity prior to supply and receipt by PSE&G except with respect to any lien possessed by a Financier. Seller agrees to indemnify and hold harmless PSE&G against any and all claims, demands, suits, actions, costs, and liabilities, damages, losses and/or judgments arising out of, relating to or resulting from any such adverse claim or lien, as well as against any fees, costs, charges or expenses which PSE&G might incur in the defense of any such claim, suit, action or similar such demand made or filed by such person, its successors or assigns, asserting such adverse claim. In effecting the right of or obligation to indemnify pursuant to and in accordance with the provisions of this Article XIII, the procedural provisions set forth in
Article XII of this Amended Agreement shall govern.

         Seller further warrants and represents that implementation of this Amended Agreement by Seller shall not increase the breakage costs associated with a negotiation of a future buy-down or buy-out of the Amended Agreement by PSE&G, if any.

                                  ARTICLE XIV

                    EVENTS OF DEFAULT AND BREACH OF CONTRACT

                                   SECTION A
                                DEFAULT BY SELLER

         Seller shall be in default under this Amended Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default," and each of which shall be considered a breach of contract for purposes of this Amended Agreement unless it is cured in accordance with the provisions specified below:

         1. Seller breaches or fails to observe or perform any of the material obligations, covenants, conditions, services or responsibilities under this Amended Agreement, unless, within thirty (30) days after written notice from PSE&G specifying the nature of such breach or failure, Seller either cures such breach or failure or, if such cure cannot be completed within thirty (30) days, provides PSE&G with a plan reasonably acceptable to

         PSE&G to cure such breach or failure and commences and diligently pursues such plan.

         2. There is an assignment for the benefit of Seller's creditors, or Seller is adjudged bankrupt, or a petition is filed by or against Seller under the provisions of any state insolvency law or under the provisions of the federal bankruptcy laws, or the business or principal assets of Seller are placed in the hands of a receiver, assignee or trustee, or Seller is dissolved, or Seller's existence is terminated, or its business is discontinued; provided, however, that the events described in this Paragraph 2 shall not constitute an Event of Default or otherwise affect the validity of this Amended Agreement, so long as the terms, covenants and conditions of this Amended Agreement on the part of Seller are performed, and in such event, this Amended Agreement shall continue to remain in full force in accordance with the terms herein contained.

         3. Seller takes any actions which prevent PSE&G from performing any of the material obligations, covenants, conditions, responsibilities or services under this Amended Agreement, unless, within thirty (30) days after written notice from PSE&G specifying the nature of such action or failure to act, Seller either cures such action or failure to act, or, such cure cannot be completed within thirty (30) days, provides PSE&G with a plan reasonably acceptable to PSE&G to cure such breach or failure and commences and diligently pursues such cure.

         4. Seller fails to deliver Energy and Capacity to PSE&G for two hundred and forty (240) out of three hundred and sixty five (365) days for any reason other than Force Majeure or a curtailment in accordance with Article II(D) of this Amended Agreement and fails to pay the liquidated damages associated with such failure as set forth in Article V(E).

                                   SECTION B
                                DEFAULT BY PSE&G

         PSE&G shall be in default under this Amended Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default" and each of which shall be considered a breach of contract for purposes of this Amended Agreement unless it is cured in accordance with the provisions specified below.

         1. PSE&G breaches or fails to observe or perform any of the material obligations, covenants, conditions, services or responsibilities under this

         Amended Agreement, unless, within thirty (30) days after written notice from Seller specifying the nature of such breach or failure, PSE&G either cures such breach or failure, or, if such cure cannot be completed within thirty (30) days, provides Seller with a plan reasonably acceptable to Seller to cure such breach or failure and commences and diligently pursues such cure.

         2. PSE&G fails to accept deliveries of Energy and Capacity for any reason other than a Force Majeure Event or reason permitted under
         Article II(D), and such failure continues for a period of thirty (30) days following receipt of notice of such failure and fails to pay the liquidated damages associated with such failure as set forth in Article V(F).

         3. There is an assignment for the benefit of PSE&G's creditors, or PSE&G is adjudged bankrupt, or a petition is filed by or against PSE&G under the provisions of any state insolvency law or under the provisions of the federal bankruptcy law, or the business or principal assets of PSE&G are placed in the hands of a receiver, assignee or trustee, or PSE&G is dissolved, or PSE&G's existence is terminated, or its business is discontinued; provided, however, that the events described in this Paragraph 3 shall not constitute an Event of Default or otherwise affect the validity of this Amended Agreement, so long as the payment for Energy and Capacity delivered by the Seller to PSE&G as provided under Article IV hereof continues to be paid and the other terms, covenants and conditions of this Amended Agreement on the part of PSE&G are performed, and in such event, this Amended Agreement shall continue to remain in full force in accordance with the terms herein contained.

         4. PSE&G takes any actions which prevent Seller from performing any of the material obligations, covenants, conditions, responsibilities or services under this Amended Agreement, unless within thirty (30) days after written notice from Seller specifying the nature of such action or failure to act, PSE&G either cures such action or failure to act, or, if such cure cannot be completed within thirty (30) days, provides Seller with a plan reasonably acceptable to Seller to cure such breach or failure and commences and diligently pursues such cure.

         5. PSE&G fails to pay, when due, the payment provided under Article IV, and such failure continues for a period of thirty (30) days following the receipt by PSE&G of notice of such failure; provided, however, PSE&G shall not be considered in default if (i) it has paid the undisputed portion of any payment due under this Amended Agreement and (ii) the Parties are in the process of resolving expeditiously any disputed portion in accordance with the terms set forth in Article VI of this Amended Agreement.

                                   SECTION C
                                    REMEDIES

         In the event a party claims that an Event of Default has occurred, such party shall provide the other party with written notice thereof (hereinafter referred to as Notice of Breach). The Notice of Breach shall state the basis for such claim and any remedy sought. The Parties shall have thirty (30) days within which to resolve the dispute via negotiation. If within such thirty (30) day period after service of the Notice of Breach, the Parties are unable to resolve their differences by negotiation, either Party shall have the right to submit the dispute for resolution to either arbitration or to any regulatory body having jurisdiction.

         The nature and extent of any damage incurred or sustained by the non-breaching Party, as a result of any Event of Default shall be determined and calculated as of the date the Event of Default commenced, taking into account the non-breaching Party's obligation to act in a commercially reasonable manner to mitigate damages.

         Except as otherwise provided in this Article XIV, neither Party shall refuse to make, suspend or delay any payment(s) otherwise required to be made under this Amended Agreement or refuse to carry out any of its obligations under this Amended Agreement for or on account of or as a result of an alleged breach of this Amended Agreement or Event of Default.

         Any waiver by a Party of any breach or Event of Default shall be deemed to extend only to the particular breach or Event of Default waived and shall not limit or otherwise affect any right(s) that such party may have with respect to any other of future breach or Event of Default, whether of a similar or difference nature.

                                   ARTICLE XV

                                   ARBITRATION

         Any controversy, dispute or claim between the Parties to this Amended Agreement, which the Parties are unable to resolve by negotiation or over which any regulatory body lacks jurisdiction or declines to initiate proceedings, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), then in effect, and the provisions of this Article. If either Party chooses arbitration, no suit at law that seeks to resolve any controversy, dispute or claim between the Parties shall be instituted by either Party hereto, except where such suit is instituted to confirm an arbitration award received pursuant to this Article. However, nothing contained herein shall deprive either Party of any right to: (i) obtain injunctive or other equitable relief in any court in the State of New Jersey, on an interim basis pending disposition of the arbitration of any controversy, dispute or claim if such relief is available under applicable principles of law and equity; and/or (ii) assert any crossclaim, or third-party claim in any suit at law instituted by a third-party; and/or (iii) file and prosecute any complaint at and with the regulatory agency having jurisdiction or make and prosecute any claim or position in any filing made with such regulatory agency by either party or some third-party.

         Any controversy, dispute or claim submitted to arbitration shall be settled by arbitration in Newark, New Jersey in accordance with the laws of the State of New Jersey. Any award entered pursuant to such arbitration shall be binding on both Parties and judgment upon the award rendered or received may be entered in the Superior Court of the State of New Jersey pursuant to N.J.S.A. 2A:24-1 et seq.

         Exclusive jurisdiction relative to the entry of judgment on any arbitration award relative to any controversy or claim between the parties shall be in any court of appropriate subject matter jurisdiction located in New Jersey, and the Parties to this Amended Agreement expressly subject themselves hereby to the personal jurisdiction of said court for entry of any such judgment and for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment. The controversy or claim to be arbitrated shall be referred to three (3) arbitrators, one to be selected by each party and the third to be selected by the AAA. The selections to be made by the parties shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The arbitrator to be selected by the AAA shall be qualified to pass on any technical or engineering matters and shall be independent of and acceptable to both PSE&G and Seller. All decisions and awards shall be made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein.

         In the event any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed and/or before an award has been rendered, a successor arbitrator may be selected by the party who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding paragraph.

         The arbitrators selected pursuant to this Amended Agreement shall be governed by and apply the laws of the State of New Jersey and federal law, as applicable, in conducting any arbitration proceeding and/or in making any award.

         Notice of a demand for arbitration (hereinafter referred to as Demand for Arbitration) of any controversy or dispute between the Parties shall be filed in writing with the AAA by the Party seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other Party. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the Parties may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by the Rules Governing Civil Practice in the Superior Court contained in the Rules Governing the Courts of the State of New Jersey. Any question that may arise with respect to the obligations of the Parties relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the arbitrator selected by the AAA. His determination shall be final and conclusive. Discovery shall be completed not later than ninety (90) days after filing of the notice of arbitration unless such period for discovery is extended by the arbitrator selected by the AAA, upon a showing of good cause by either Party to the arbitration.

         The arbitrators may consider any material that is relevant to the subject matter of any such controversy even if such material might also be relevant to an issue or issues not subject to arbitration hereunder. A stenographic record shall be made of any arbitration hearing.

         Any costs associated with any arbitration under this Article, including but not limited to attorney fees and witness expenses, shall be paid by the Party against whom an award is entered unless the arbitrators by their award otherwise provide.

         Arbitration may not be utilized and the arbitrators selected in accordance with this Article shall not possess the authority or power to alter, amend or modify any of the terms or conditions or charges set forth in this Amended Agreement, and further, the arbitrators may not enter any award which alters, amends or modifies such terms, conditions or charges in any form or manner.

                                  ARTICLE XVI

                                ENTIRE AGREEMENT

         The Amended Agreement constitutes the entire Agreement between the Parties with respect to the matters contained herein and all prior agreements with respect thereto including the Original Agreement are superseded hereby. Each Party confirms that it is not relying on any oral representations or warranties of the other Party except as specifically set forth herein. No additions, amendments or modifications hereof or of any terms included herein shall be binding unless duly executed by both Parties.

                                  ARTICLE XVII

                               ASSIGNMENT/TRANSFER

         Seller may at any time and from time to time during the term of this Amended Agreement, assign its rights in this Amended Agreement to any Financier(s). PSE&G shall, at Seller's request, execute a consent to assignment provided that the terms and conditions of same are reasonably acceptable to PSE&G and Seller. Upon written notice to PSE&G, Seller may transfer its rights and obligations under this Amended Agreement to El Paso Merchant Energy Holding Company or any entity (i) controlling, controlled by or under common control with El Paso Merchant Energy Holding Company or Seller, or (ii) which has a credit rating by Moody's and Standard & Poor's at least equal to Baa3, in the case of Moody's or BBB- in the case of Standard and Poor's. Except as otherwise provided herein, Seller may not assign its rights and/or transfer its rights and obligations under this Amended Agreement without the prior written consent of PSE&G, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall prevent Seller from pledging or mortgaging all or any part of its assets or interests in connection with any financing for or related to the transactions contemplated herein.

         PSE&G may, on notice to and with the approval of Seller, assign its rights in this Amended Agreement. Additionally, PSE&G may, on notice to Seller, assign and transfer its rights and obligations under this Amended Agreement to any entity controlling, controlled by or under common control with PSE&G (a "PSE&G Affiliate") or to any other entity only if such PSE&G Affiliate or other entity has a credit rating by both Moody's and Standard & Poor's at least equivalent to that of PSE&G. Except as otherwise provided herein, PSE&G may not assign its rights and/or transfer its obligations under this Amended Agreement without the prior written consent of Seller. Seller shall not unreasonably delay or withhold any approval of an assignment or assignment/transfer by PSE&G provided that the assignee or assignee/transferee agrees to be bound by, subject to and to comply with the terms and conditions of this Amended Agreement.

                                 ARTICLE XVIII

                                CURE BY FINANCIER

         During any term of this Amended Agreement, Seller shall provide PSE&G with such information as to enable it to know the name(s) and address(es) of any Financier on a current basis. For so long as Seller shall have outstanding and unpaid any financing liabilities, PSE&G agrees to promptly furnish to all Financiers, then known to PSE&G, a copy of any Notice of Breach pursuant to
Article XIV or Demand for

Arbitration pursuant to Article XV given to Seller. Additionally, no termination of this Amended Agreement shall be effective unless any written notice of such termination or breach, as the case may be, and the reasons therefor have been give to and received by each Financier then known to PSE&G thirty (30) days prior to the effective date of the termination. PSE&G shall not terminate this Amended Agreement if, after notice thereof, and prior to any effective date of termination Financier has:

         1.  cured the condition precipitating the Notice of Breach under
         Article XIV; or

         2. if the condition precipitating such Notice of Breach is not capable of being cured prior to the date of termination, commenced in a diligent manner to cure the condition precipitating the Notice of Breach and for so long as the Financier diligently continues such efforts.

                                  ARTICLE XIX

                          FINANCIER SECURITY AGREEMENTS

         In the event Financier alleges that a breach or an event of default has occurred under any operative agreement between Financier and Seller and Financier thereafter elects to exercise any right(s) under any applicable security, mortgage, assignment or other agreement then in effect between Financier and Seller, it is agreed that, upon receipt of such notice from Financier, PSE&G shall provide notice to Seller and thereafter PSE&G shall accept the instructions of Financier in accordance with the terms of any applicable security, mortgage or assignment agreement. In such event, Seller shall have no claim against PSE&G for, and hereby agrees to release PSE&G from, any liability for any cost, expense, loss, damage or liability Seller may incur or sustains arising out of, relating to or resulting from any action(s) which PSE&G determines it is obligated to take pursuant to any operative agreement between Seller and Financier.

         Notwithstanding the foregoing, in the event PSE&G provides a notice to Seller under this Article, and Seller notifies PSE&G that it disagrees with and is actively contesting the Financier's allegation that an event of default has occurred under any operative agreement between Financier and Seller, PSE&G may in its reasonable discretion elect not to accept the instructions of such Financier, provided that Seller shall (i) indemnify PSE&G in accordance with the terms of Article XII for any costs or damages PSE&G may incur or sustain as a result of PSE&G's failure to follow the instructions of such Financier, and (ii) provide PSE&G with a non-cancelable surety bond, irrevocable bank letter of credit or other security in form, substance and amount acceptable to PSE&G upon which PSE&G can draw in the event it incurs or sustains any expense, loss, damage or liabilities as a result of its failure to follow the instructions of such Financier.

                                   ARTICLE XX

                                  CHOICE OF LAW

         This Amended Agreement shall be interpreted, construed, governed by, performed and enforced in accordance with the laws of the State of New Jersey and federal law, where applicable. All questions concerning the validity, construction and enforceability of this Amended Agreement as well as questions concerning the sufficiency or other aspects of performance under this Amended Agreement shall be determined under the laws of the State of New Jersey without recourse to the law governing conflict of laws.

                                  ARTICLE XXI

                                    CAPTIONS

         The subject headings of the Articles of this Amended Agreement are inserted solely for the purpose of convenient reference and are not intended to, nor shall same affect the meaning of any provision of this Amended Agreement.

                                  ARTICLE XXII

                                  COUNTERPARTS

         This Amended Agreement may be executed in counterparts. Each shall be deemed an original but together shall constitute one and the same instrument.

                                 ARTICLE XXIII

                                  MISCELLANEOUS

         This Amended Agreement and the obligations of the Parties hereunder are subject to all present and future valid laws and to all valid present and future orders, rules and regulations of any court or regulatory authority having jurisdiction.

         In case of conflict between any provisions hereof and any applicable law, regulation or regulatory order, such applicable law, regulation or regulatory order shall govern.

         All terms defined in this Amended Agreement shall have the same defined meanings when used in any notice, correspondence, report or other document made or delivered pursuant to or in connection with this Amended Agreement, unless the context shall otherwise require.

         Each reference herein to Seller and PSE&G shall be deemed to include their respective successors and assigns.

         All of the covenants, warranties, undertakings and agreements of Seller and PSE&G shall bind the respective Parties, their successors and assigns.

                                  ARTICLE XXIV

                                  RESERVATIONS

         No Party shall be prejudiced or bound, except as otherwise specifically provided herein, nor shall any Party be deemed to have approved, accepted, agreed or consented to any concept, theory or principle underlying or supposed to underlie any of the matters contained herein, including but not limited to any concept, theory, principle or method used to calculate the rates provided for herein.

         All Parties further understand and agree that the provisions of this Amended Agreement relate only to the specific matter referred to herein and no Party or person waives any claim or right which it may otherwise have with respect to any matter not expressly provided for herein.

                                  ARTICLE XXV

                             SURVIVAL OF OBLIGATIONS

         Termination of this Amended Agreement for any reason shall not relieve PSE&G or Seller of any obligation accruing or arising with respect to the period prior to such termination and required by terms of this Amended Agreement to be performed at date subsequent to the date of termination.

                                  ARTICLE XXVI

                                     NOTICES

         Any notice, request, demand, or statement which either PSE&G or Seller may desire to give to the other shall be in writing and except as otherwise provided for in this Amended Agreement shall be considered as duly delivered when mailed by certified mail or delivered against receipt by messenger or overnight courier addressed to said Party as follows:

(a)      If to PUBLIC SERVICE ELECTRIC AND GAS COMPANY:

         Manager - Non Utility Generation
         Public Service Electric & Gas Company
         80 Park Plaza, 22B
         Newark, NJ  07101

         With electronic mail copies to:

         seymour.wodakow@pseg.com
         james.calore@pseg.com

(b) If to Seller or to such other person or address as the addressee may have specified in a notice duly given as provided herein:

         Managing Director, El Paso Merchant Energy Holding Company 1001 Louisiana Street
         Houston, TX  77002

         Vice President, El Paso Merchant Energy Holding Company
         70 Walnut Street
         Wellesley Hills, MA  02481-2175

         General Counsel, El Paso Merchant Energy Holding Company
         1001 Louisiana Street
         Houston, TX  77002

         With electronic mail copies to:
         tim.Sullivan@elpaso.com
         dave.nickerson@elpaso.com
         andrew.kidd@elpaso.com

         Except as otherwise provided in this Amended Agreement, routine communications and Billing Statements shall be considered as duly delivered when mailed by either certified or ordinary mail.

(a)      If to PUBLIC SERVICE ELECTRIC AND GAS COMPANY:

         Manager - Non Utility Generation
         Public Service Electric & Gas Company

         80 Park Plaza, 22B
         Newark, NJ 07101

         With electronic mail copies to:

         seymour.wodakow@pseg.com
         james.calore@pseg.com

(b) If to Seller or to such other person or address as the addressee may have specified in a notice duly given as provided herein.

         Contract Administrator - Cedar Brakes IV, L.L.C.
         1001 Louisiana Street
         Houston, TX 77002

         With electronic mail copies to:

         tim.sullivan@elpaso.com
         dave.nickerson@elpaso.com
         andrew.kidd@elpaso.com

Monthly and Daily Schedules and Notices for Financial Settlement Energy

         Scheduling and Financial Settlement Energy information as set forth in
Article V(A) and Article VI(B) shall be provided by telephone between the Parties with the Party providing the notice also sending a follow-up email to the other Party before 5:00 p.m. EST on the same day. The Parties shall notify each other in writing or email prior to the Effective Date of the appropriate names and phone numbers to be used. The Parties agree that all telephone conversations may be recorded and that emails will be sent to distributions lists to be agreed to and changed as appropriate by the Parties.

                                 ARTICLE XXVII

                                   RELEASE

         Effective on the Effective Date, each of PSE&G and Seller hereby waives and releases the other from any claims arising under the Original Agreement prior to the Effective Date, including but not limited to claims or liability for breach of contract or contract defaults. This release shall not impair nor diminish the parties' duties and obligations under this Amended Agreement.

         IN WITNESS WHEREOF, this Amended Agreement has been executed and delivered as of the date and year first above written.

                              CEDAR BRAKES IV, L.L.C.



                                 /s/ Timothy J. Sullivan Jr.
                              --------------------------------------------
                              By: Timothy J. Sullivan Jr.
                              Its: Attorney-in-Fact (Managing Director)
                                   (El Paso Merchant Energy)



                              PUBLIC SERVICE ELECTRIC AND GAS COMPANY



                                 /s/ Patrick J. Downes
                              -----------------------------------
                              By: Patrick J. Downes
                              Its: Vice President

EXHIBIT 1

                            Annual Energy Deliveries

            Camden             Bayonne
Year       (MWh)(1)            (MWh(1)        Annual Quantity (MWh)
----       --------            -------        ---------------------
2001         378,707(2)         106,815(2)             485,522(2)
2002       1,171,424            330,402              1,501,825
2003       1,171,424            330,402              1,501,825
2004       1,171,424            330,402              1,501,825
2005       1,171,424            330,402              1,501,825
2006       1,171,424            330,402              1,501,825
2007       1,171,424            330,402              1,501,825
2008       1,171,424            275,184              1,447,524
2009       1,171,424                                 1,171,424
2010       1,171,424                                 1,171,424
2011       1,171,424                                 1,171,424
2012       1,171,424                                 1,171,424
2013         205,400                                   205,400

(1) Note: Camden and Bayonne MWh values are shown to help illustrate the derivation of the total Annual Quantity.
(2) Note: The Annual Quantity will be reduced prorate for any delay in the Effective Date beyond September 5, 2001.

                                      1-1

EXHIBIT 2

                             Contract Rates ($/MWh)

            Camden             Bayonne              Contract
Year         Rate                Rate                 Rate
----       --------            -------              --------
2001        $   92.84            $  92.46            $   92.76
2002            81.03               80.36                80.88
2003            77.93               77.10                77.75
2004            80.21               79.31                80.01
2006            82.58               81.62                82.37
2006            85.05               84.01                84.82
2007            87.62               86.51                87.37
2008            90.29               89.11                90.07
2009            93.08                --                  93.08
2010            95.98                --                  95.98
2011            99.00                --                  99.00
2012           102.15                --                 102.15
2013           105.42                --                 105.42



                                      2-1

EXHIBIT 3

                  CALCULATION OF THE DELIVERY POINT ADJUSTMENT

         The Delivery Point Adjustment for any hour equals the difference, if positive, between the Target Value ("TV") of the Energy delivered during the hour and the Actual Value ("AV") of the Energy delivered during the hour. For any hour in which the AV equals or exceeds the TV, the Delivery Point Adjustment shall equal zero. The following is the formula for calculating the Delivery Point Adjustment ("DPA").

         DPA = TV-AV

Where:

         TV = (.78 x TD x CLMP) + (.22 x TD x BLMP); provided that on and after November 1, 2008, TV = TD x CLMP.

         AV = (CD x CLMP) + (BD x BLMP) + (AD x ALMP).

         TD = Total deliveries during the hour = CD+BD+AD.

         CD = total quantity of Energy delivered during the hour at the Camden Delivery Point.

         BD = total quantity of Energy delivered during the hour at the Bayonne Delivery Point.


                                      3-1

         AD = total quantity of Energy delivered during the hour at each Alternate Delivery Point. If Energy is delivered to more than one Alternate Delivery Point during an hour, a separate "AD" will be determined for each Alternate Delivery Point.

         CLMP = locational marginal price of energy during the hour at the Camden Delivery Point.

         BLMP = locational marginal price of energy during the hour at the Bayonne Delivery Point.

         ALMP = locational marginal price of energy during the hour at the applicable Alternate Delivery Point. If Energy is delivered to more than one Alternate Delivery Points during an hour, a separate "ALMP" will be determined for each Alternate Delivery Point and a separate calculation of "AD x ALMP" will be determined for each Alternate Delivery Point. These will then be summed in the determination of the AV for the hour.








                                      3-2